Exhibit 99.1

VIVUS, INC. BOARD OF DIRECTORS EXPRESSES NO OPINION
AND REMAINS NEUTRAL TOWARD ICAHN GROUP’S UNSOLICITED OFFER
TO PURCHASE 4.50% CONVERTIBLE SENIOR NOTES

MOUNTAIN VIEW, Calif., September 22, 2015 - VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea and sexual health, announced today that its Board of Directors has determined that it expresses no opinion and remains neutral toward the unsolicited tender offer by IEH Biopharma LLC, a Delaware limited liability company and wholly-owned subsidiary of Icahn Enterprises Holdings L.P. (together, the “Icahn Group”), to purchase any and all of VIVUS’s 4.50% Convertible Senior Notes due 2020.

The Company noted that its Board believes each noteholder should make their own decision as to whether to tender in connection with the Icahn Group’s unsolicited tender offer based on the noteholder’s particular circumstances. It further indicated that its Board believes the determination is a financial decision to be made by each noteholder based on the terms of the tender and the cash price being offered by the Icahn Group. Accordingly, the Board concluded that it would be appropriate to remain neutral as to whether the noteholders should or should not tender the notes.

The Board, however, strongly urges the Company’s noteholders to consider carefully all aspects of the Icahn Group’s offer before deciding for themselves whether to tender.

Any forward-looking statements in this press release are based on current information as of the date of this press release, and VIVUS does not undertake any obligation to update any forward-looking statements to reflect new information or future developments or events, except as required by law. The reader is cautioned not to rely on these forward-looking statements.

The announcements contained in this press release were made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea and sexual health. For more information about the Company, please visit www.vivus.com.

VIVUS, Inc. Dana B. Shinbaum Corporate Development & Investor Relations shinbaum@vivus.com 650-934-5200	Investor Relations: The Trout Group Brian Korb Managing Director bkorb@troutgroup.com 646-378-2923